Exhibit 99.2

Joint Filer Information

Pursuant to General Instruction 4(b)(v) to Form 4, the following additional reporting persons (the “Filing Persons”) are covered by this joint filing:

Rho Capital Partners, Inc.

Rho Management Trust II

Rho Ventures IV, L.P.

Rho Ventures IV GmbH & Co. Beteiligungs KG

Rho Ventures IV (QP), L.P.

Rho Management Ventures IV, LLC

Rho Capital Partners Verwaltungs GmbH

Joshua Ruch

Habib Kairouz

The address for each Filing Person is:

c/o Rho Capital Partners, Inc

152 West 57th Street, 23rd Floor

New York, NY 10019